                                                                    EXHIBIT 10.5

                             EMPLOYMENT AGREEMENT


AGREEMENT effective as of July 1, 1995 between HUDSON CHARTERED BANCORP, INC., a New York Corporation with its principal offices at Route 55, LaGrangeville, New York 12540 (the "Employer"), First National Bank of the Hudson Valley, a New York Corporation with its principal offices at Route 55, LaGrangeville, New York 12540 (the "Bank"), and T. Jefferson Cunningham III, residing at 71 East Hook Road, Hopewell Junction, New York 12533 (the "Employee").

                                  WITNESSETH:

WHEREAS, the Employee has provided invaluable leadership while serving as the Chief Executive Officer of the Employer and its predecessor for over five years, and the Employer desires to assure the continued service of the Employee for an extended period, and the Bank is the wholly owned subsidiary of the Employer.

NOW THEREFORE, the parties agree as follows:

1. The Employer agrees to employ, and the Employee agrees to be employed by the Employer, under the terms and conditions set forth in this Agreement. For all purposes of this Agreement, the Employer and the Bank shall include their successors and assigns, whether by merger, acquisition, purchase or any other means or method of consolidation. The parties intend that the Bank shall satisfy all financial, compensation, employee benefit, supplemental retirement payment and severance payment obligations under this agreement, without, however, releasing the Employer from such obligations in the event the Bank shall fail to fulfill them or any of them.

2. The Employee shall serve as the Chairman and Chief Executive Officer of the Employer for the entire term of this Agreement, as hereinafter set forth. As Chairman and Chief Executive Officer, the Employee shall serve as the senior executive officer of the Employer, to whom all other officers and employees of the Employer shall directly or indirectly report and be responsible. The Employee shall report and be responsible solely to the Board of Directors of the Employer.

3. The initial term of this Agreement shall be three (3) years commencing on July 1, 1995 ("Commencement Date"), and expiring on June 30, 1998. Each year, prior to the anniversary of the Commencement Date, the board of Directors of the Employer shall formally extend, or refuse to extend this Agreement for one (1) additional year. If the Board of Directors of the Employer formally decides not to extend this Agreement, the Board shall also formally decide and resolve whether or not it elects to retain the services of the Employee for the remaining two (2) year term of this Agreement. If the Board resolves to retain the services of the Employee for the remaining two (2) year term of the Agreement, all terms and conditions of the Agreement shall remain in full force and effect for the remaining two (2) year term of this Agreement, and the provisions of section 7 hereof shall
                                 ---
    apply at the expiration of the term of the Agreement. If the Board resolves not to retain the Employee's services for such two (2) year period, the provisions of section 7 shall apply immediately.

4. Beginning as of the Commencement Date, Employee shall be paid, by the Employer directly a base salary of two hundred eighteen thousand dollars ($218,000). The Board of Directors of the Employer shall have the discretion to increase the Employee's base salary, at any time and from time to time. Any such increase shall reflect the Employee's contribution to the financial and business performance of the Employer during the preceding period.

5. In addition to his base salary, the Employee shall participate in each compensation, employee benefit and fringe benefit program provided directly or indirectly by the Employer to its employees including without limitation, each bonus, stock grant, stock option, stock purchase, retirement, insurance and welfare plan or program. The Employee's participation in each such plan or program shall be in accordance with the terms and provisions thereof as generally applicable to all participants. In addition, the Employee shall be provided with an automobile, subject to any income and payroll tax reporting and withholding relating thereto, and the Employee shall be entitled to participate in the supplemental retirement program described in the next section.

6. The Employee shall be eligible to participate in and benefit from a supplemental retirement program ("SRP") as described in this section. The SRP shall provide supplemental retirement and tax deferral benefits to the extent benefits under the Hudson Chartered Bancorp, Inc. Retirement and Thrift Plan or any successor plan (the "Plan") are limited by provisions of the Internal Revenue Code, ERISA, or any other applicable law or regulation (the "Limitations").

    The SRP shall provide to the Employee an annual profit-sharing contribution equal to the excess of the amount that would have been contributed for the Employee under the Plan absent the Limitations, over the amount actually contributed to the Plan. The SRP will also permit the Employee to defer from his eligible compensation, as defined in the Plan, a dollar amount equal to the excess he could have deferred under the 401(k) feature of the Plan, absent the Limitations, over the amount he actually deferred under that plan; provided however, that the Employee has deferred the maximum amount permitted by the Limitations. The SRP will also provide, with respect to the supplemental deferral described in the previous sentence, a matching contribution equal to the matching contribution that the Plan would have provided if the supplemental deferral had been made into the 401(k) feature of the Plan.

    The SRP shall be an account maintained on the books of the Employer on behalf of the Employee which shall include each of the amounts described in the preceding paragraph for each year of employment under this Agreement. Each of such amounts shall be recorded in the SRP at the same time it would have been paid or credited to the Employee's accounts under the Plan. The Employee's Account under the SRP shall be credited with earnings equal to the Chase Bank prime rate in effect from time to time, at the same time that earnings would be credited under the Plan. Although the SRP is a bookkeeping account maintained by the Employer to record its supplemental retirement liability to the Employee, the Employer may create a reserve or a fund to cover some or all of such liability. However, any such reserve or fund shall at all times be subject to the claims of creditors of the Employer. Benefits under the SRP shall be paid solely from the general assets of the Employer, and the Employee shall be a general unsecured creditor of the Employer with respect to the Employer's liability to the Employee under the SRP.

    Benefits under the SRP shall be fully vested at all times and shall be paid to the Employee in the same manner and at the same time as benefits shall be paid to the Employee from the Plan.

7. Upon termination of the employment of the Employee under this Agreement, for any reason other than death, disability, termination for cause, voluntary resignation by the Employee, or retirement at age 65, the Employer shall pay the Employee a severance payment in the amount equal to two times the highest total compensation received by the Employee in any one of the three years preceding such termination. In addition, the Employer shall continue, at no cost to the Employee, coverage under the medical welfare plans in which he and his dependents participated prior to the termination, for a period of 18 months following the date such coverage would otherwise have expired due to the termination.

    For purposes of this section, "total compensation" means the sum of base salary, bonus, other compensation such as stock grants, profit-sharing and matching contributions under the Plan , and the amount credited to the Employee's SRP account.

     "Termination" shall include:

(i) Any merger, acquisition or change of control of the Employer to which the Employee does not consent in writing, with "change of control" meaning acquisition by any person or group of persons (other than shareholders of the
Employer on the effective date of   this Agreement) of fifty percent (50%) or
more of the beneficial ownership of the voting stock of the Employer;

(ii) Failure to extend the term of this Agreement as provided in section 3 hereof; and

(iii) "Termination in fact" which shall mean any action or failure to take action by the Employer as defined in section 1 hereof to employ the Employee as the Chief Executive Officer of the Employer or other entity which in fact controls the operation of the business or businesses which comprise the Employer as defined in section 1 hereof.

"Termination for cause" shall mean a termination of the Employee's employment by the Employer on account of:

(i)  a material breach by the Employee of his obligations to the Employer;

(ii) material Employment of the Employee by another employer or material competition by the Employee against the Employer while employed by the Employer;

(iii) a material act of dishonesty or disloyalty or a breach of trust or a willful neglect or injurious act against the Employer; and

(iv) conviction of the Employee of a felony.

Payment of the severance payment shall be made in four (4) equal annual installments commencing on the first anniversary of the date of termination of the Employee; provided, however, that by written request not later than thirty
(30) days after the date of termination, the Employee may require that the Employer pay the entire severance payment in a single lump sum on the first anniversary of the date of termination.

Upon termination of the Employee's employment and payment to the Employee of all amounts he earned while employed under this Agreement and of all amounts to which he is entitled under the Plan, the SRP and this section, the Employee shall have no right to any continued compensation or benefits from the Employer, except as otherwise provided by law (e.g., COBRA health coverage continuation rights).

8. Notices to be given to the parties shall be sent first class mail or facsimile to the above addresses.

9. This Agreement shall be binding upon and enforceable by the parties hereto, and their heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                        HUDSON CHARTERED BANCORP, INC.

                        by:/s/ Robert Bowman
                        -------------------------------------------------------
                        Signature

                        Robert Bowman,Chairman,Personnel/CompensationCommittee
                        Print Name and Title

                        FIRST NATIONAL BANK OF THE HUDSON VALLEY

                        by:/s/ Robert Bowman
                        -------------------------------------------------------
                        Signature

                        Robert Bowman,Chairman,Personnel/Compensation Committee
                        -------------------------------------------------------
                        Print Name and Title


                        /s/ T.J. Cunningham III
                        -------------------------------------------------------
                        T. Jefferson Cunningham III

19466